Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 and any amendments thereto (the “Registration Statement”) for Sanchez Energy Corporation of all references to our firm, and to the use and inclusion of our reports, each dated August 29, 2011 with respect to the estimates of reserves and future net revenues as of December 31, 2010 and as of June 30, 2011, included in Sanchez Energy Corporation’s Registration Statement on Form S-1 (File No. 333-176613) declared effective on December 13, 2011. We further consent to the reference to our firm as experts in this Registration Statement.

/s/ Ryder Scott Company, L.P.
Ryder Scott Company, L.P. TBPE Firm Registration No. F-1580

Houston, Texas

January 4, 2012